Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	JOHN P. NELSON
PRESIDENT
(515) 232-6251

August 13, 2025

AMES NATIONAL CORPORATION DECLARED CASH DIVIDEND AND AUTHORIZED STOCK REPURCHASE PROGRAM

AMES, IOWA – Ames National Corporation (the “Company”) announced today that a stock repurchase program was approved at a meeting of the Board of Directors held August 13, 2025. The program authorizes the repurchase of up to 200,000 shares, or approximately 2.2% of 8,892,167 shares of common stock outstanding as of August 13, 2025. This program will commence on August 14, 2025 and expire on November 17, 2026. The repurchases will be made in open market transactions at the discretion of management using Company cash. The timing and actual number of shares purchased will depend on a variety of factors such as price, the Company’s liquidity position and other market conditions. The program will be conducted under the provisions of SEC Rule 10b-18 which provides a “safe harbor” from liability for manipulation of the stock price by reason of the manner, timing, price and volume of purchases in the open market. The program may be limited or discontinued at any time without notice. The Company purchased 100,000 shares under its previously authorized stock repurchase program that was completed on July 31, 2025.

On August 13, 2025, the Company declared a cash dividend of $0.20 per common share. The dividend is payable September 15, 2025, to shareholders of record at the close of business on September 1, 2025.

Ames National Corporation is listed on the NASDAQ Capital Market under the ticker symbol, ATLO. The Company’s affiliate banks include: First National Bank, Ames, Iowa; Boone Bank & Trust Co., Boone, Iowa; State Bank & Trust Co., Nevada, Iowa; Iowa State Savings Bank, Creston, Iowa; Reliance State Bank, Story City, Iowa; and United Bank & Trust Co., Marshalltown, Iowa. Additional information about the Company can be found at www.amesnational.com.